Exhibit 99.3

Agreement

Party A: China Ceetop.com, Inc Party B: Qingxin Huang

Under the "Contract Law of the People's Republic of China" and other relevant laws and regulations based on voluntary, equality, honesty and credit, both Parties reach to a consensus on matters regarding to the advisory services and hereby signed the contract.

1. Main Services:

a. Party B shall assist Party A to form the training department and training system, develop training programs, prepare training materials as well as on-site training and off-site guidance.

2. Ways to conduct the service: Party B shall provide the consultancy services to Party A via on-site consultation conversation, research, meetings, planning, discussion, explanation, preparation of relevant information, documents, and provide guidance to related workers.

3. The requirements:

Party B shall provide complete training system for Party A; Party B shall prepare all the training materials; Party B is responsible for training and development 2 staff of Party to meet the requirements of Party A; The on-site training shall be no less than 50 hours per month and the average score of the students shall be higher than 80 / per class.

4. The service period: May 31, 2011 to June 1, 2014.

The service address: Decided by Party A.

5. Way of Payment: Party A shall issue 500,000 shares to Party B as payment.

6. The rights and obligations of Party A:

a. Right: the right to request Party B to submit the results of the training material in accordance with the contract; the right to supervise and inspect on Party B’s services at any time; the right to request Party B to adjust its services during the period; the right to request Party B to provide necessary project information and guidance.

b. Obligations: Within three days after the commencement of the contract, Party A should provided all the information on the operation and management of systems, including literature, files, instructions, related design material, code, configuration instructions of the information, data and materials or samples; Party A should provide Party office equipment (computers, furniture and related network support). Party A shall pay the cost of providing such working conditions.

7. Rights and obligations of Party B:

a. Right: Get Party A's technical information, data, materials and samples; Get paid after delivering the report which meet the requirements of this contract.

b. Obligations: Party B shall complete the technical advisory services contract in person; If Party B delegate the service to third parties without the written consent from Party A, party A has the right to refuse to pay compensation and unilaterally terminate the contract. Party B shall safely keep the information and samples handed by Party A; Party B shall suspend the performance of the contract and notify Party A once any danger of damage is found on the material, samples or equipment; Party B shall return all the material above within one month after completion of the project, no retained copies are allowed; Party B shall comply with the Party A’s rules when entering the workplace, if any damage incurred as a result of violation of Party A ‘s rule, Party B shall take the responsibility.

8. The acceptance of a research project:

a. Party B should conduct the research work in accordance with the requirement of the agreement and submit the quarterly investigation report and related documents to Party A in the first week of the first month of each quarter, in accordance with the agreed protocols and annexes.

b. Party A should check the research report received within 7 working days from the date of the contract in accordance with the standards for acceptance, if both sides confirmed that it is unqualified, Party B shall added or modified the research reports and shall submit the revised version within 7 working days, or Party B shall bear the liability.

9. Miscellaneous

a. If the party is rendered unable by force majeure to perform or comply fully or in part with any obligations or condition of this contract, it should be solved by the negotiation between both parties. If not, it should be submitted to the court where Party A located.

b. There are four original copies of this contract. Party A shall keep two, Party B keep two.

Client (Party A):	Trustee (Party B): May 05, 2011

(This is the translation of the original version in Chinese)

协 议 书

甲方：China Ceetop.com, Inc

乙方：黄庆新

根据《中华人民共和国合同法》等现行法律法规·本着自愿、平等、诚实信用的原则·双方就甲方委托乙方针对甲方员工提供营销培训事宜·协商一致·签订本合同。

一、服务内容：乙方协助甲方培训部门形成培训体系、制定培训计划、编写培训教材、现场培训和非现场指导。

二、服务方式：乙方以培训讲师的方式提供服务。三、服务要求：乙方提供成套适合甲方的培训体系；乙方编制完成所有培训项目的教材；乙方负责培训、培养两位甲方人员成为符合甲方要求的培训人员;每月不低于 50 课时的现场培训·且学员平均评分高于 80 分/每课时。

四、服务期限：自 2011 年 5 月 31 日开始至 2014 年 6 月 1 日止·为期三年。

服务地点：甲方指定场所。

五、支付方式：甲方向乙方增发 50 万股股票。

六、甲方权利和义务：

1、权利：有权要求乙方按照本合同约定提交培训教材；有权随时对乙方的服务进行监督检查；有权要求乙方对其服务过程中存在的问题进行整改；

2、义务：在合同生效后向乙方提供关于甲方现有市场经营活动的文献、档案、说明·以及供应商资料和相关的商品说明的资料、数据或样品；向乙方提供以下工作条件：在甲方工作场所为乙方提供办公设备（电脑、家具、相关网络支持）提供上述工作条件所需费用由甲方负担。

七、乙方权利和义务

1、权利：接受甲方提供的资料、数据、样品；交付符合本合同要求的工作成果后获得报酬；

2、义务：乙方应按约定亲自完成培训讲师工作·未经甲方书面同意擅自转委托给第三方的·甲方有权拒付报酬并单方解除本合同；对甲方交予的资料、数据、样品妥善保管；在合同履行过程中·如发现继续工作对材料、样品或设备等有损坏危险时·应中止工作·并及时通知甲方；工作完成后一个月内应归还上述技术资料、样品·不得擅自存留复制品；乙方在进入甲方工作场所时·须遵守甲方规章·如因违反甲方规章造成乙方损失·责任由乙方自行承担。

八、成果归属及保密

1、服务期间所完成的成果·归甲方所有；未经甲方同意·乙方不得使用或许可第三方使用。

2、在合同履行期间·乙方所获得的一切原始资料及在服务过程中所取得的与履行合同有关的甲方既有工作成果及相关资料属甲方所有·乙方负有保密义务·保密信息包括但不限于图纸、图表、数据等。本保密条款在本合同终止后仍具有法律约束力。

九、其他

1、因不可抗力或其它原因导致本合同无法执行时·双方协商解决；如协商不成·依法向甲方所在地人民法院提起诉讼。

2、本合同正本一式四份·甲方执二份·乙方执二份。

委托方(甲方)：[signature]　　受托方(乙方)：黄庆新

2011 年5月5日